Exhibit 1.01 - Conflict Minerals Report (CMR)

Conflict Minerals Report of Hasbro, Inc.

Section 1: Introduction

This is the Conflict Minerals Report of Hasbro, Inc. (herein referred to as "Hasbro," the Company, "we," " us," or "our ") for calendar year 2017 prepared in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1"). Numerous terms in this report are defined in Rule 13p-1 and Form SD and the reader is invited to refer to those sources for complete definitions of these terms.

Hasbro marketed products based on owned, controlled and licensed intellectual properties within our brand architecture under the following four product categories during 2017, each of which product categories may include products containing 3TG: (1) Franchise Brands; (2) Partner Brands; (3) Hasbro Gaming; and (4) Emerging Brands:

Franchise Brands:  Franchise Brands are Hasbro’s most significant owned or controlled properties which we believe can deliver significant revenues and growth over the long-term. In 2017 our seven Franchise Brands were LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS. As reported, net revenues from Franchise Brands grew 10% in 2017, and 2% in 2016. In 2017, 2016 and 2015, Franchise Brands were 49%, 46% and 52% of total net revenues, respectively. Beginning in 2018, Emerging Brand BABY ALIVE will replace LITTLEST PET SHOP in the Franchise Brands line-up based on the historical strength of the BABY ALIVE brand and the Company’s belief in the sustainability of the brand’s success.  We are moving LITTLEST PET SHOP to the Emerging Brands category to allow us to take a more entrepreneurial approach to that brand and better allow us to re-invent that brand.

Partner Brands  Partner Brands include those licensed brands for which Hasbro develops toy and game products. Significant Partner Brands include MARVEL, including SPIDER-MAN and THE AVENGERS, STAR WARS, DISNEY PRINCESS and DISNEY FROZEN, DISNEY’S DESCENDANTS, BEYBLADE, DREAMWORKS’ TROLLS, SESAME STREET and YO-KAI WATCH. Partner brands MARVEL, STAR WARS, DISNEY’S DESCENDANTS, DISNEY PRINCESS and DISNEY FROZEN are all owned by The Walt Disney Company (“Disney”).

In 2017, Hasbro sold product lines supported by the following theatrical releases from our partners: Marvel’s GUARDIANS OF THE GALAXY VOL. 2 in May, SPIDER-MAN: HOMECOMING in July, THOR: RAGNAROK in November and STAR WARS: THE LAST JEDI in December.

Hasbro Gaming: Hasbro continues to revolutionize game play through our strong portfolio of Gaming Brands, digital integration, the mining of social media trends to garner consumer insights and capitalize on popular gaming themes, and the rapid introduction of innovative new gaming brands and play experiences. Hasbro Gaming includes brands such as DUNGEONS & DRAGONS, JENGA, THE GAME OF LIFE, OPERATION, PIE FACE, SCRABBLE, TRIVIAL PURSUIT and TWISTER, social games including FANTASTIC GYMNASTICS, SPEAK OUT and TOILET TROUBLE, and many other well-known game brands. To successfully execute our gaming strategy, we focus on brands which may capitalize on existing trends, are continually evolving our approach to gaming using consumer insights and seek to offer gaming experiences relevant to consumer demand for face to face, trading card and digital game experiences played as board, off-the-board, digital, card, electronic, trading card and role-playing games.

Emerging Brands: Emerging Brands are those owned or controlled Hasbro brands which have not achieved Franchise Brand status, but many of which the Company believes have the potential to do so over time with investment and further development. Through 2017, these included brands such as BABY ALIVE, FURBY, FURREAL FRIENDS, HANAZUKI, PLAYSKOOL and PLAYSKOOL HEROES. Beginning in 2018, the BABY ALIVE brand is moving to Franchise Brands and LITTLEST PET SHOP will be included in Emerging Brands. The Emerging Brands portfolio also includes new brands being developed by the Company, as well as other brands not captured in our other three categories.

Section 2: Due diligence framework

Hasbro designed its due diligence measures to conform, in all material respects, with the internationally recognized due diligence framework as set forth in the Organization for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (OECD, 2016) ("OECD Framework") and related supplements for gold and for tin, tantalum and tungsten.

Section 3: Due diligence measures undertaken

Hasbro's due diligence efforts for 2017 included the following steps:

Establish company management systems:   As part of our continuing improvement process, we:

•  Engaged a third party to complete a comprehensive review of our products and conflict minerals program.  Among the improvements we implemented were (i) enhanced product/supplier screening methods, (ii) an updated conflict minerals policy and (iii) improved smelter/refiner verification and country of origin identification/plausibility assessments.

•   Updated our 2013 conflict minerals policy statement with respect to sourcing of minerals from the Democratic Republic of Congo ("DRC") and its adjoining countries (collectively the “Covered Countries”) and published this statement online at the following internet address {http://csr.hasbro.com/en-us/csr/conflict-minerals-policy}. This policy was updated in 2017 to require that any 3TG included in our products be sourced from smelters that are identified as conflict free through the Conflict Free Sourcing Initiative/Responsible Minerals Assurance Process. To the extent that we identified non-compliance with the policy, such as through one of our contract manufacturers identifying potential use of a smelter that is not certified, we contact the contract manufacturer requiring them to: a) contact the identified smelter(s) and request that they participate in the conflict minerals audit program; and b) engage their suppliers to request that they also contact the identified smelter(s) with the same request.

•  Continued operating under our internal governance structure created in 2013 that since then has been overseen by members of our senior management team, and includes a cross functional conflict minerals steering committee and working group comprised of representatives from the Global Government and Regulatory Affairs, Corporate Social Responsibility, Global Sourcing, Legal, Finance and Internal Audit functions of Hasbro.

•  Continued to engage with contract manufacturers that Hasbro believed were most likely to supply products containing 3TG, informing them at the start of the RCOI that Hasbro is subject to Section 1502 of the Dodd-Frank Act, and that their cooperation in responding to the survey and in complying with Hasbro’s Conflict Minerals Policy is expected.

•  Conducted supply chain surveys using a third-party platform based on the RBA/GeSI conflict minerals questionnaire. Surveys were sent to the 28 contract manufacturers identified during our applicability assessment and RCOI as potentially producing items containing 3TG  for our products.  Similar to last year, we employed separate surveys for each of the Company’s four product categories: Franchise Brands, Partner Brands, Hasbro Gaming and Emerging Brands, for all relevant contract manufacturers, such that all applicable contract manufacturers could receive up to four individual surveys if they were providing products in each of the Company’s four product categories.

•  Provided surveyed contract manufacturers with training presentations that included an overview of the conflict minerals rules under the Dodd-Frank Act, as well as trainings on how to complete the survey.

•  Continued to maintain our grievance mechanism in 2017 to enable the reporting of grievances via the Hasbro Conflict Minerals email box.

•  Continued to retain conflict minerals program documentation for 5 years.

Identify and assess risks in the supply chain

•  Contract manufacturers surveyed were asked to identify smelters and refiners that process conflict minerals contained in our products, including country of origin of the 3TG, based on the RBA/GeSI conflict minerals questionnaire.

•  Every survey was entered into our third-party technology platform and then reviewed by the technology platform, a third-party consultant and, where deemed necessary, Hasbro personnel.

•  Non-responsive contract manufacturers and survey responses that we believed to be incomplete or inconsistent were identified for additional follow-up during the RCOI. Reasons for follow-up with contract manufacturers included, but were not limited to, that the contract manufacturer did not provide technical product content information consistent with Hasbro’s product knowledge, a complete or accurate smelter list or did not receive complete 3TG sourcing information from all of its relevant suppliers or inconsistencies were identified in the answers contract manufacturers provided within the survey.

•  Smelters identified by contract manufacturers surveyed by Hasbro were compared against lists maintained by the technology platform provider, the current smelter/refiner lists on the Conflict Free Sourcing Initiative/Responsible Minerals Assurance Process and our external consultant.  This was done to confirm the validity of smelters/refiners and the plausibility of the countries of origin.

Design and implement a strategy to respond to identified risks

•  Executive members of the steering committee met three times during the 2017 conflict minerals due diligence period to review the results of the applicability assessment, survey review and associated risks.

•  Contract manufacturers that did not respond to Hasbro's initial survey request were sent escalation letters directing that they provide the information requested.  In cases where additional follow-up was needed, emails were sent by the technology platform, by our third-party consultant and by Hasbro management.  Phone calls were also made when necessary by key Hasbro staff/business unit representatives.

•  Contract manufacturers who provided survey responses identifying smelters not on the RMAP’s active or compliant smelter lists or who did not provide country of origin information were sent corrective action letters that note that Hasbro requires them to source 3TG from RMAP-compliant smelters. In the corrective action letters, Hasbro requested that contract manufacturers that source from non-RMAP-compliant smelters conduct their own supply chain due diligence to clarify whether 3TG from unaudited smelters/refiners are contained in the products supplied to Hasbro.

•  In a change from previous years, Hasbro updated our process for identifying and reviewing countries of origin.  For 2017, Hasbro conducted our own research into countries of origin and the plausibility of the identified countries as sources of 3TG.  We believe this improved the quality of our country of origin disclosures.

Carry out independent third-party audit of smelter/refiner due diligence practices

Hasbro is a downstream consumer of 3TG and is many steps removed from smelters and refiners who provide minerals and ores. Hasbro does not purchase raw minerals or ores, and does not directly purchase 3TG from any of the Covered Countries. Therefore, Hasbro does not perform or direct audits of smelters and refiners within the supply chain.  Rather, as a member of the RMAP we rely on and support the audits carried out by that organization.

Report annually on supply chain due diligence

This report and the associated Form SD are available online at the following internet address http://csr.hasbro.com/has17-conflict-minerals-report.php.

Section 4: Determination

Based on the due diligence described above for 2017, Hasbro was not able to determine if the 3TG used by our contract manufacturers for Hasbro products did or did not originate in the Covered Countries or are from recycled or scrap sources.

As a downstream consumer of 3TG, Hasbro must rely on its contract manufacturers to gather information about smelters and refiners in the supply chain. Hasbro has received responses from 100% of the contract manufacturers it surveyed (the survey included all 28 contract manufacturers identified as potentially incorporating 3TG into products supplied to Hasbro).  The relevant contract manufacturers declared a total of 247 unique smelter/refiner names as the source of 3TG in Hasbro products.  Of the 247 declared smelters/refiners, 243 (98%) have been designated as conflict free under the RMAP.  The remaining 4 (2%) smelters/refiners are not currently RMAP compliant or actively pursuing such designation.  Our vendors indicated they are pursuing alternative sources for these smelters and are encouraging them to obtain an audit.  The source of 3TG from those smelters/refiners is undetermined at this time and we are not able to determine currently whether 3TG from any of those smelters/refiners were used in our products.  Set forth in Annex 1 is a list of the unique smelter/refiner names disclosed to us by contract manufacturers broken down by metal. Based on the information provided by Hasbro’s contract manufacturers, from the RMAP and other sources, Hasbro believes that the countries of origin of the 3TG contained in some of our products might include Covered Countries, as well as recycled and scrap sources, but we are not able to make that determination at this time for all products or sources.  The aggregated list of Countries of Origin reported to us by our contract manufacturers is set forth in Annex 2.

The Hasbro sourcing model is designed to provide Hasbro flexibility to move production of products among contract manufacturers based on contract manufacturer capacities and product demand.  Consequently, there may be instances where the same Hasbro branded product is manufactured by multiple contract manufacturers, which increases the complexity in linking a product with specific smelters. With the level of information Hasbro has received from its contract manufacturers and its current technology infrastructure, Hasbro has made progress from 2016 in its ability to connect specific smelters or refiners to our contract manufacturers for Hasbro product categories.

Section 5: Independent audit

Hasbro has determined that for 2017 an independent private sector audit is not required.

Section 6: Continuous improvement efforts to mitigate risk

Hasbro took the following steps to improve our program overall, improve the number and quality of responses in the 2017 compliance period and mitigate risk that 3TG used in Hasbro products may finance or benefit armed groups in the Covered Countries:

•  Issued a response request letter from Hasbro’s Executive Vice President, Chief Global Operations Officer to all contract manufacturers for the 2017 reporting year survey.

•  Achieved a 100% response rate from all applicable contract manufacturers.

•  Updated our conflict minerals policy to require that any 3TG included in our products be sourced from smelters that are identified as conflict free through the Conflict Free Sourcing Initiative/Responsible Minerals Assurance Process.

•  Continued to use contract terms and conditions for new contracts requiring contract manufacturers to respond to inquiries regarding 3TG in a timely manner, such as through incorporation of conflict minerals requirements into Hasbro’s Vendor Manual, which is incorporated into Hasbro’s Master Agreements with contract manufacturers.

•  Increased our ability to link specific contract manufacturers to particular smelters and product categories through surveying all applicable contract manufacturers at the product-level in 2017, which we believe resulted in improvements in identifying smelters/refiners applicable to Hasbro and is a reason for the increase in the number of smelters/refiners reported over last year.

•  Rather than relying on contract manufacturers to provide country of origin information, we undertook our own efforts to identify countries of origin using our third-party technology provider.  Our external consultant conducted a further plausibility review to ensure that the identified countries have known 3TG ore mining operations or proven mineral reserves.

•  Continued to work with contract manufacturers to help them understand the importance of this initiative to Hasbro and to encourage their participation in the conflict minerals survey through trainings for relevant contract manufacturers. Since most of our contract manufacturers are based in the People’s Republic of China, Hasbro conducted in-person training sessions with our Chinese contract manufacturers.   We believe this resulted in improvements in identifying smelters/refiners applicable to Hasbro and is a reason for the increase in the number of smelters/refiners reported over last year.

•  Through our membership in RMAP, communicated to them about smelters/refiners identified that have not undergone the RMAP audit process.

In the next compliance period, Hasbro intends to take the following steps to further improve the number and quality of contract manufacturer responses and to mitigate the risk that 3TG used in Hasbro products may finance or benefit armed groups in the Covered Countries:

•  Continue to use contract terms and conditions for new contracts requiring contract manufacturers to respond to inquiries regarding conflict minerals in a timely manner.

•  Continue engaging with contract manufacturers, with the objective of maintaining a 100% response rate from all applicable contract manufacturers and obtaining complete lists and the ability to link specific contract manufacturers to particular smelters and to particular product categories.

•  Continue to work with contract manufacturers to identify to the extent possible the source of 3TG used in Hasbro's products.

•  Build capabilities with active and new contract manufacturers by helping them understand the importance of this initiative to Hasbro and to encourage their participation through contract manufacturer trainings.

•  Continue to require that any 3TG included in our products be sourced from smelters that are identified as conflict free through the Conflict Free Sourcing Initiative/Responsible Minerals Assurance Process.

•  Continue working with our contract manufacturers to better understand how individual sources of 3TG may apply to our individual product categories.

•  As a result of becoming a full RBA (formerly EICC) member in October 2016, Hasbro will continue to utilize an annual RBA Validated Audit Process (VAP) or Customer Managed Audit (CMA) audit for 100% of our contract manufacturers, which includes verifying that a manufacturer has a documented, effective and communicated conflict minerals policy and management program.

Certain statements in this Conflict Minerals Report contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include expectations concerning the Company's future actions to engage contract manufacturers, to identify to the extent possible the source of 3TG minerals in its products and to take other actions regarding its product sourcing. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties including, but not limited to, decisions to make changes in the Company’s continual improvement efforts and delays or difficulties in engaging contract manufacturers and identifying the source of 3TG contained in the Company’s products.

Annex 1

Identified Smelters/Refiners – RMAP Compliant Unless Otherwise Indicated
(of the 247 smelters, 243 are RMAP compliant)

CMRT Smelter Name	Metal
Advanced Chemical Company	Gold
Aida Chemical Industries Co., Ltd.	Gold
Al Etihad Gold LLC	Gold
Allgemeine Gold-und Silberscheideanstalt A.G.	Gold
Almalyk Mining and Metallurgical Complex (AMMC)	Gold
AngloGold Ashanti Corrego do Sitio Mineracao	Gold
Argor-Heraeus S.A.	Gold
Asahi Pretec Corp.	Gold
Asahi Refining Canada Ltd.	Gold
Asahi Refining USA Inc.	Gold
Asaka Riken Co., Ltd.	Gold
AU Traders and Refiners	Gold
Aurubis AG	Gold
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Gold
Boliden AB	Gold
CCR Refinery - Glencore Canada Corporation	Gold
C. Hafner GmbH + Co. KG	Gold
Chimet S.p.A.	Gold
Daejin Indus Co., Ltd.	Gold
DODUCO Contacts and Refining GmbH	Gold
Dowa	Gold
DSC (Do Sung Corporation)	Gold
Eco-System Recycling Co., Ltd.	Gold
Emirates Gold DMCC	Gold
Geib Refining Corporation	Gold
Gold Refinery of Zijin Mining Group Co., Ltd.	Gold
Guangdong Jinding Gold Limited*	Gold
Heimerle + Meule GmbH	Gold
Heraeus Precious Metals GmbH & Co. KG	Gold
Heraeus Metals Hong Kong Ltd.	Gold
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	Gold
Ishifuku Metal Industry Co., Ltd.	Gold
Istanbul Gold Refinery	Gold
Japan Mint	Gold
Jiangxi Copper Co., Ltd.	Gold
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Gold
JSC Uralelectromed	Gold
JX Nippon Mining & Metals Co., Ltd.	Gold
Kazzinc	Gold
Kennecott Utah Copper LLC	Gold
Kojima Chemicals Co., Ltd.	Gold
Korea Zinc Co., Ltd.	Gold
Kyrgyzaltyn JSC	Gold
LS-NIKKO Copper Inc.	Gold
Materion	Gold
Matsuda Sangyo Co., Ltd.	Gold
Metalor Technologies (Suzhou) Ltd.	Gold
Metalor Technologies (Hong Kong) Ltd.	Gold
Metalor Technologies (Singapore) Pte., Ltd.	Gold
Metalor Technologies S.A.	Gold
Metalor USA Refining Corporation	Gold
Metalurgica Met-Mex Penoles S.A. De C.V.	Gold
Mitsubishi Materials Corporation	Gold
Mitsui Mining and Smelting Co., Ltd.	Gold
MMTC-PAMP India Pvt., Ltd.	Gold
Moscow Special Alloys Processing Plant	Gold
Nadir Metal Rafineri San. Ve Tic. A.S.	Gold
Nihon Material Co., Ltd.	Gold
Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Gold
Ohura Precious Metal Industry Co., Ltd.	Gold
OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Gold
OJSC Novosibirsk Refinery	Gold
PAMP S.A.	Gold
Prioksky Plant of Non-Ferrous Metals	Gold
PT Aneka Tambang (Persero) Tbk	Gold
PX Precinox S.A.	Gold
Rand Refinery (Pty) Ltd.	Gold
Republic Metals Corporation	Gold
Royal Canadian Mint	Gold
SAAMP	Gold
Samduck Precious Metals	Gold
SAXONIA Edelmetalle GmbH	Gold
Singway Technology Co., Ltd.	Gold
Schone Edelmetaal B.V.	Gold
SEMPSA Joyeria Plateria S.A.	Gold
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	Gold
Sichuan Tianze Precious Metals Co., Ltd.	Gold
SOE Shyolkovsky Factory of Secondary Precious Metals	Gold
Solar Applied Materials Technology Corp.	Gold
Sumitomo Metal Mining Co., Ltd.	Gold
T.C.A S.p.A	Gold
Tanaka Kikinzoku Kogyo K.K.	Gold
The Refinery of Shandong Gold Mining Co., Ltd.	Gold
Tokuriki Honten Co., Ltd.	Gold
Torecom	Gold
Umicore Brasil Ltda.	Gold
Umicore Precious Metals Thailand	Gold
Umicore S.A. Business Unit Precious Metals Refining	Gold
United Precious Metal Refining, Inc.	Gold
Valcambi S.A.	Gold
WIELAND Edelmetalle GmbH	Gold
Western Australian Mint (T/a The Perth Mint)	Gold
Yamakin Co., Ltd.	Gold
Yokohama Metal Co., Ltd.	Gold
Yunnan Copper Industry Co., Ltd.	Gold
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Gold
Changsha South Tantalum Niobium Co., Ltd.	Tantalum
D Block Metals, LLC	Tantalum
Exotech Inc.	Tantalum
F&X Electro-Materials Ltd.	Tantalum
FIR Metals & Resource Ltd.	Tantalum
Global Advanced Metals Aizu	Tantalum
Global Advanced Metals Boyertown	Tantalum
Guangdong Rising Rare Metals-EO Materials Ltd.	Tantalum
Guangdong Zhiyuan New Material Co., Ltd.	Tantalum
H.C. Starck Co., Ltd.	Tantalum
H.C. Starck Hermsdorf GmbH	Tantalum
H.C. Starck Inc.	Tantalum
H.C. Starck Ltd.	Tantalum
H.C. Starck Smelting GmbH & Co. KG	Tantalum
H.C. Starck Tantalum and Niobium GmbH	Tantalum
Hengyang King Xing Lifeng New Materials Co., Ltd.	Tantalum
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	Tantalum
Jiangxi Tuohong New Raw Material	Tantalum
JiuJiang JinXin Nonferrous Metals Co., Ltd.	Tantalum
Jiujiang Nonferrous Metals Smelting Company Limited	Tantalum
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Tantalum
KEMET Blue Metals	Tantalum
Kemet Blue Powder	Tantalum
King-Tan Tantalum Industry Ltd.*	Tantalum
LSM Brasil S.A.	Tantalum
Metallurgical Products India Pvt., Ltd.	Tantalum
Mineracao Taboca S.A.	Tantalum
Mitsui Mining and Smelting Co., Ltd.	Tantalum
Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum
NPM Silmet AS	Tantalum
Power Resources Ltd.	Tantalum
QuantumClean	Tantalum
XinXing Haorong Electronic Material Co., Ltd.	Tantalum
RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	Tantalum
Solikamsk Magnesium Works OAO	Tantalum
Taki Chemical Co., Ltd.	Tantalum
Telex Metals	Tantalum
Ulba Metallurgical Plant JSC	Tantalum
Yichun Jin Yang Rare Metal Co., Ltd.	Tantalum
Alpha	Tin
An Vinh Joint Stock Mineral Processing Company*	Tin
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	Tin
CV Ayi Jaya	Tin
CV Dua Sekawan	Tin
CV Gita Pesona	Tin
PT Premium Tin Indonesia	Tin
CV Tiga Sekawan	Tin
CV United Smelting	Tin
CV Venus Inti Perkasa	Tin
Dowa	Tin
EM Vinto	Tin
Fenix Metals	Tin
Gejiu Fengming Metallurgy Chemical Plant	Tin
Gejiu Jinye Mineral Company	Tin
Gejiu Kai Meng Industry and Trade LLC	Tin
Gejiu Non-Ferrous Metal Processing Co., Ltd.	Tin
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	Tin
Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	Tin
China Tin Group Co., Ltd.	Tin
Guanyang Guida Nonferrous Metal Smelting Plant	Tin
Huichang Jinshunda Tin Co., Ltd.	Tin
Jiangxi Ketai Advanced Material Co., Ltd.	Tin
Magnu's Minerais Metais e Ligas Ltda.	Tin
Melt Metais e Ligas S.A.	Tin
Metallic Resources, Inc.	Tin
Metallo Belgium N.V.	Tin
Metallo Spain S.L.U.	Tin
Mineracao Taboca S.A.	Tin
Minsur	Tin
Mitsubishi Materials Corporation	Tin
Malaysia Smelting Corporation (MSC)	Tin
O.M. Manufacturing (Thailand) Co., Ltd.	Tin
O.M. Manufacturing Philippines, Inc.	Tin
Operaciones Metalurgical S.A.	Tin
PT Aries Kencana Sejahtera	Tin
PT Artha Cipta Langgeng	Tin
PT ATD Makmur Mandiri Jaya	Tin
PT Babel Inti Perkasa	Tin
PT Bangka Prima Tin	Tin
PT Bangka Serumpun	Tin
PT Bangka Tin Industry	Tin
PT Belitung Industri Sejahtera	Tin
PT Bukit Timah	Tin
PT DS Jaya Abadi	Tin
PT Eunindo Usaha Mandiri	Tin
PT Inti Stania Prima	Tin
PT Karimun Mining	Tin
PT Kijang Jaya Mandiri	Tin
PT Lautan Harmonis Sejahtera	Tin
PT Menara Cipta Mulia	Tin
PT Mitra Stania Prima	Tin
PT O.M. Indonesia*	Tin
PT Panca Mega Persada	Tin
PT Prima Timah Utama	Tin
PT Refined Bangka Tin	Tin
PT Sariwiguna Binasentosa	Tin
PT Stanindo Inti Perkasa	Tin
PT Sukses Inti Makmur	Tin
PT Sumber Jaya Indah	Tin
PT Timah (Persero) Tbk Kundur	Tin
PT Timah (Persero) Tbk Mentok	Tin
PT Tinindo Inter Nusa	Tin
PT Tommy Utama	Tin
Resind Industria e Comercio Ltda.	Tin
Rui Da Hung	Tin
Soft Metais Ltda.	Tin
Thaisarco	Tin
White Solder Metalurgia e Mineracao Ltda.	Tin
Yunnan Tin Company Limited	Tin
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	Tin
A.L.M.T. TUNGSTEN Corp.	Tungsten
ACL Metais Eireli	Tungsten
Asia Tungsten Products Vietnam Ltd.	Tungsten
Chenzhou Diamond Tungsten Products Co., Ltd.	Tungsten
Chongyi Zhangyuan Tungsten Co., Ltd.	Tungsten
Fujian Jinxin Tungsten Co., Ltd.	Tungsten
Ganzhou Huaxing Tungsten Products Co., Ltd.	Tungsten
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Tungsten
Ganzhou Seadragon W & Mo Co., Ltd.	Tungsten
Global Tungsten & Powders Corp.	Tungsten
Guangdong Xianglu Tungsten Co., Ltd.	Tungsten
H.C. Starck Smelting GmbH & Co. KG	Tungsten
H.C. Starck Tungsten GmbH	Tungsten
Hunan Chenzhou Mining Co., Ltd.	Tungsten
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	Tungsten
Hunan Chunchang Nonferrous Metals Co., Ltd.	Tungsten
Hydrometallurg, JSC	Tungsten
Japan New Metals Co., Ltd.	Tungsten
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Tungsten
Jiangxi Gan Bei Tungsten Co., Ltd.	Tungsten
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Tungsten
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Tungsten
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	Tungsten
Jiangxi Yaosheng Tungsten Co., Ltd.	Tungsten
Kennametal Fallon	Tungsten
Kennametal Huntsville	Tungsten
Malipo Haiyu Tungsten Co., Ltd.	Tungsten
Moliren Ltd.	Tungsten
Niagara Refining LLC	Tungsten
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Tungsten
Philippine Chuangxin Industrial Co., Inc.	Tungsten
South-East Nonferrous Metal Company Limited of Hengyang City	Tungsten
Tejing (Vietnam) Tungsten Co., Ltd.	Tungsten
Unecha Refractory Metals Plant	Tungsten
Vietnam Youngsun Tungsten Industry Co., Ltd.	Tungsten
Wolfram Bergbau und Hutten AG	Tungsten
Woltech Korea Co., Ltd.	Tungsten
Xiamen Tungsten (H.C.) Co., Ltd.	Tungsten
Xiamen Tungsten Co., Ltd.	Tungsten
Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	Tungsten
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Tungsten
* Smelter/refiner not audited by RMAP or equivalent program.

Annex 2

Countries of Origin

Countries of Origin
Angola
Argentina
Armenia
Australia
Austria
Bolivia
Brazil
Burundi
Cambodia
Canada
Central African Republic
Chile
China
Colombia
Congo (Brazzaville)
Czech Republic
Djibouti
DRC- Congo (Kinshasa)
Ecuador
Egypt
Estonia
Ethiopia
Finland
France
Germany
Ghana
Guinea
Guyana
India
Indonesia
Ireland
Ivory Coast
Japan
Jersey
Kazakhstan
Kenya
Korea, Republic of
Kyrgyzstan
Laos
Madagascar
Malaysia
Mali
Mexico
Mongolia
Morocco
Mozambique
Myanmar
Namibia
Niger
Nigeria
Papua New Guinea
Peru
Philippines
Poland
Portugal
Recycle/Scrap
Russian Federation
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